EXHIBIT 99.3
JOINT FILER INFORMATION

3,290,964 shares of common stock are held of record by Insight Partners XII, L.P. ("IP XII"); 9,233 shares of common stock are held of record by Insight Partners XII (Co-Investors), L.P. ("IP XII Co-Investors"); 135,479 shares of common stock are held of record by Insight Partners XII (Co-Investors) (B), L.P. ("IP XII Co-Investors B"); 4,606,612  shares of common stock are held of record by Insight Partners (Cayman) XII, L.P. ("IP Cayman XII"); 273,510 shares of common stock are held of record by Insight Partners (Delaware) XII, L.P. ("IP Delaware XII”); 752,279 shares of common stock are held of record by Insight Partners (EU) XII, S.C.Sp. ("IP EU XII"); 2,822,723 shares of common stock are held of record by Insight Satellite Co-Invest, L.P. ("Satellite LP") and 2,272,723 shares of common stock are held of record by Insight Partners Holdings Focus-H, L.P. ("IP Focus-H").

Insight Holdings Group, LLC (“Holdings”) is the sole shareholder of Insight Associates XII, Ltd. (“IA XII Ltd”), which is the general partner of Insight Associates XII, L.P. (“IA XII”), which is the general partner of each of IP XII, IP XII Co-Investors, IP XII Co-Investors B, IP Cayman XII and IP Delaware XII (collectively, the “IP XII Funds”). Insight Associates (EU) XII, S.a.r.l. (“IA EU XII”) is the general partner of IP EU XII. IP XII is the managing member of Insight Satellite Co-Invest GP, LLC (“Satellite GP”), which is the general partner of Satellite LP. Insight Falcon Associates, Ltd. (“Falcon Ltd”) is the general partner of Insight Falcon Partners (A), L.P. (“Falcon LP”), which is in turn the sole member of Insight Venture Management, LLC (“IVM”), which is in turn the sole member of Insight Partners Warehouse GP, LLC (“Warehouse GP”), which is in turn the general partner of IP Focus-H. Holdings is the sole shareholder of each of IA EU XII and Falcon Ltd. The IP XII Funds, IP EU XII, Satellite LP and IP Focus-H are collectively referred to as the “Funds,” and collectively with Holdings, IA XII Ltd, IA XII, IA EU XII, Satellite GP, Falcon Ltd, Falcon LP, IVM and Warehouse GP, the “Insight Entities.” As a result, the amounts owned by each of the Funds may be deemed attributable to each of the other Insight Entities.

Each of Jeffrey L. Horing, Deven Parekh, Jeffrey Lieberman, and Michael Triplett is a member of the board of managers of Holdings and as such may be deemed to have shared voting and dispositive power over the shares held of record by the Funds. The foregoing is not an admission by any Insight Entity that it is the beneficial owner of the shares held of record by the Funds. Each of the other Insight Entities and Messrs. Horing, Parekh, Lieberman and Triplett disclaims beneficial ownership of the shares held of record by the Funds, except to the extent of its or his pecuniary interest therein, if any.

The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.